Exhibit 10.4

FORM OF ASSET MANAGEMENT AGREEMENT
THIS ASSET MANAGEMENT AGREEMENT is made as of [●], 2015 to be effective as of [●], 2015 by and between ETRE PROPERTY A‑1, L.P., a Delaware limited partnership (the "Property LP"), and FPG Lincoln Manager, LLC, a Delaware limited liability company (together with its permitted assignees, the "Asset Manager").
WHEREAS, ETRE REIT, LLC (the "Company") is a Delaware series limited liability company;
WHEREAS, Series A‑1 of the Company (the "A-1 Series") is a separate series of the Company that intends to elect and qualify to be taxed as a REIT for federal income tax purposes;
WHEREAS, the Property LP is a subsidiary of the A-1 Series;
WHEREAS, as of the date hereof, the A-1 Series serves as one of the two general partners of the Property LP (the "REIT General Partner") pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Property LP, dated as of [__], 2015 (as amended, restated and supplemented from time to time, the "LPA"), and Lincoln Street Manager, LLC serves as the other of the two general partners of the Property LP (the "Fortis General Partner") pursuant to the terms of the LPA; and
WHEREAS, subject to the terms and conditions of the LPA, the Property LP desires to retain the Asset Manager to provide asset management services in respect of the Property (as herein defined) on the terms and conditions hereinafter set forth, and the Asset Manager wishes to be retained to provide such services.
NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
Section 1.Definitions. The following terms have the following meanings assigned to them:
(a)    "A‑1 Series" shall have the meaning set forth in the recitals of this Agreement.
(b)    "Administrative Agent" shall mean ETRE Asset Management, LLC, a Delaware limited liability company.
(c)    "Administrative Services Agreement" means the Administrative Services Agreement, dated as of [●], 2015, by and among the Administrative Agent, the A‑1 Series and the Property LP, as amended, restated or supplemented from time to time.
(d)    "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
(e)    "Agreement" means this Asset Management Agreement, as amended, restated or supplemented from time to time.
(f)    "Approval Matters Conflicts Committee" shall have the meaning set forth in the LPA.
(g)    "Asset Manager" shall have the meaning set forth in the introductory paragraph of this Agreement.
(h)    "Asset Manager Indemnified Party" shall have the meaning set forth in Section 9(a) of this Agreement.
(i)    "Bankruptcy" means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person's filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60‑day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
(j)    "Code" means the Internal Revenue Code of 1986, as amended.
(k)    "Company" shall have the meaning set forth in the recitals of this Agreement.
(l)    "Excess Funds" shall have the meaning set forth in Section 2(g) of this Agreement.
(m)    "Existing Loan" means the loan evidenced by the Loan and Security Agreement, dated as of December 27, 2006, by Lincoln Street Property Owner, LLC, as borrower, and Wachovia Bank, National Association, Commercial Real Estate Services and UBS Real Estate Investments Inc. together, as lender.
(n)    "Existing Loan Guarantors" means Margaret Kestenbaum and Joel Kestenbaum.
(o)    "Existing Loan Guaranty" means the Guaranty, dated December 27, 2006 by the Existing Loan Guarantors for the benefit of Wachovia Bank, National Association and UBS Real Estate Investments, Inc. entered into in connection with the Existing Loan.
(p)    "Expenses" shall have the meaning set forth in Section 7(a) of this Agreement.
(q)    "Fortis General Partner" shall have the meaning set forth in the recitals of this Agreement.
(r)    "Fortis Stepdown Date" shall have the meaning set forth in the LPA.
(s)    "GAAP" means generally accepted accounting principles, as applied in the United States.
(t)    "General Partners" means the REIT General Partner and, prior to the Fortis Stepdown Date, the Fortis General Partner.
(u)    "Governing Instruments" means the certificate of formation, the limited liability company agreement and the bylaws (if applicable) in the case of a limited liability company, the certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.
(v)    "Indemnitee" means any Asset Manager Indemnified Party or Company Indemnified Party.
(w)    "Indemnitor" shall have the meaning set forth in Section 9(c) of this Agreement.
(x)    "Initial Term" shall have the meaning set forth in Section 11(a) of this Agreement.
(y)    "Initial Term Expiration Date" shall mean the date on which the Lincoln Street Holdings Limited Partner Group owns, in the aggregate, less than 7.5% of the combined issued and outstanding OP Units and Series A-1 Common Shares; provided, however, that if the Refinance Date shall not have occurred as of such date, the Initial Term Expiration Date shall mean the Refinance Date.
(z)    "Investment Company Act" means the Investment Company Act of 1940, as amended.
(aa)    "Lease" that certain Indenture of Lease, dated as of May 9, 2001, by and between Kingston Bedford Joint Venture LLC, as landlord, and SSB Realty LLC, as tenant, as amended by that certain First Amendment to Lease dated August 15, 2003, that certain Second Amendment to Lease dated February 13, 2004 and that certain Third Amendment to Lease dated December 22, 2004, and (b) that certain Indenture of Lease, dated as of May __, 2004, by and between First States Investors 228 LLC, as landlord, and SSB Realty LLC, as tenant.
(bb)    "Lincoln Street Holdings Limited Partner Group" shall have the meaning set forth in the LPA.
(cc)    "LLCA" means the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of [__], 2015, as amended, restated and supplemented from time to time.
(dd)    "LPA" shall have the meaning set forth in the recitals of this Agreement.
(ee)    "Net Operating Income" means the Property LP's net income during the applicable fiscal quarter (as determined in accordance with GAAP), plus (i) total depreciation and amortization, net interest expense and marketing, general and administrative expenses during such fiscal quarter, and (ii) one-time events pursuant to changes in GAAP and certain non-cash items during such fiscal quarter with the approval of the General Partners.
(ff)    "OP Unit" shall have the meaning set forth in the LPA.
(gg)    "Person" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
(hh)    "Property" means the real property located at One Lincoln Street, Boston, MA 02111, together with the improvements thereon.
(ii)    "Property LP Account" shall have the meaning set forth in Section 3 of this Agreement.
(jj)    "Property LP Indemnified Party" shall have the meaning set forth in Section 9(b) of this Agreement.
(kk)    "Property LP" shall have the meaning set forth in the introductory paragraph of this Agreement.
(ll)    "Property Sale" means either (a) a distribution to holders of, or redemption of, outstanding Series A‑1 Common Shares in connection with a disposition of all or substantially all of the A‑1 Series' interest in the Property LP, whether held directly or through subsidiaries of the A-1 Series, or the Property LP's interest in the Property, whether held directly or through Subsidiaries, in accordance with the Company's Governing Instruments or (b) a redemption of outstanding Series A‑1 Common Shares in accordance with the Company's Governing Instruments and pursuant to the Company's Tender Offer Policy.
(mm)    "Quarterly Administrative Services Fee" shall have the meaning set forth in the Administrative Services Agreement.
(nn)    "Quarterly Asset Management Fee" means a fee equal to 1.00% of the Net Operating Income during the prior fiscal quarter, calculated and paid (in cash) quarterly in arrears as provided in Section 6 hereof.
(oo)    "Redemption" means a redemption of all outstanding Series A‑1 Common Shares in exchange for equity interests in the Property LP, a Subsidiary and/or any other subsidiary of the A-1 Series in accordance with the Company's Governing Instruments, other than a redemption pursuant to the Company's Tender Offer Policy.
(pp)    "Redemption Right Date" shall have the meaning set forth in the LPA.
(qq)    "Refinance Date" shall have the meaning set forth in the LPA.
(rr)    "REIT" means a "real estate investment trust", as defined under the Code.
(ss)    "REIT General Partner" shall have the meaning set forth in the recitals of this Agreement.
(tt)    "Renewal Term" shall have the meaning set forth in Section 11(a) of this Agreement.
(uu)    "Series A‑1 Common Shares" means the Company's A‑1 Series common shares of limited liability company interest that represent ownership interests in the A‑1 Series.
(vv)    "Series A-1 Common REIT Share Preference Amount" shall have the meaning set forth in the LPA.
(ww)    "Services" shall have the meaning set forth in Section 2(b) of this Agreement.
(xx)    "Subsidiary" means any direct or indirect subsidiary of the Property LP; any partnership, the general partner of which is the Property LP or any direct or indirect subsidiary of the Property LP; any limited liability company, the managing member of which is the Property LP or any direct or indirect subsidiary of the Property LP; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Property LP or any direct or indirect subsidiary of the Property LP
(yy)    "Tenant" means SSB Realty, LLC, a subsidiary of State Street Corporation.
(zz)    "Tender Offer Policy" means any tender offer policy as to Series A‑1 Common Shares adopted by the Company.
Section 2.    Appointment and Duties of the Asset Manager.
(a)    The Property LP hereby appoints the Asset Manager to provide asset management services in respect of the Property on the terms, and subject to the conditions, set forth in this Agreement. The Asset Manager hereby agrees, subject to the availability of funds and the reimbursement of Expenses as set forth herein, to use its commercially reasonable efforts to perform its duties as specified in this Agreement. The appointment of the Asset Manager shall be exclusive to the Asset Manager except to the extent that the Asset Manager otherwise agrees, and except to the extent that the Asset Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Asset Manager hereunder to be provided by third parties.
(b)    The Asset Manager, in its capacity as asset manager, at all times will be subject to the supervision of the General Partners and the Approval Matters Conflicts Committee and will have only such functions and authority as the Property LP may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Asset Manager hereby. Subject to the other terms and conditions of this Agreement, the Asset Manager will be responsible for performing (or causing to be performed) all day-to-day management and administrative functions of the Property LP and the Subsidiaries in respect of the Property and arranging for the financing and refinancing of the Property-level indebtedness, including overseeing Property operations, such as tenant leasing, Property financing, construction and renovation, budgeting, cash management and insurance. The asset management services (such services and activities, together with any and all other services contemplated to be performed by the Asset Manager hereunder, collectively, the "Services") to be provided will, subject to the other terms and conditions of this Agreement, include, without limitation:
(i)    providing daily management for the Property and performing and supervising the various administrative functions necessary for the day-to-day management of the operations of the Property;
(ii)    investigating, selecting and, on behalf of the Property LP and the Subsidiaries, engaging and conducting business with and supervising the performance of such persons as the Asset Manager deems necessary to the proper performance of its obligations under this Agreement (including consultants, correspondents, lenders, technical advisors, attorneys, brokers, corporate fiduciaries, escrow agents, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, real estate management companies, mortgagors and any and all agents for any of the foregoing), including affiliates of the Asset Manager and persons acting in any other capacity deemed by the Asset Manager to be necessary or desirable for the performance of any of the Services;
(iii)    (A) arranging for financing and refinancing for the Property; (B) entering into leases and service contracts for the Property and, to the extent necessary, performing all other operational functions for the maintenance and administration of the Property; (C) actively overseeing and managing the Property; (D) overseeing, supervising and evaluating affiliated and non-affiliated property managers who perform services for the Property; and (E) overseeing affiliated and non-affiliated persons with whom the Asset Manager contracts to perform certain of the Services;
(iv)    negotiating on behalf of the Property LP and the Subsidiaries with banks or other lenders for loans to be made in respect of the Property and obtaining loans for the Property;
(v)    from time to time, or at any time reasonably requested by the General Partners, making reports to the General Partners or the Approval Matters Conflicts Committee on its performance of the Services, including reports with respect to potential conflicts of interest involving the Asset Manager or any of its affiliates;
(vi)    providing the Property LP and the Subsidiaries with all necessary cash management services in respect of the Property;
(vii)    reasonably coordinating with and cooperating with the Administrative Agent in performing its services to the A-1 Series and the Property LP pursuant to the terms of the Administrative Services Agreement;
(viii)    preparing annual budgets for the operation of the Property; provided that the parties acknowledge and agree that such budgets shall be for planning and informational purposes only and the Asset Manager shall have no liability to the Property LP and its Subsidiaries for any failure to meet such budgets; and
(ix)    doing all things reasonably necessary to assure its ability to render the Services.
Notwithstanding the foregoing, and notwithstanding any other provision in this Agreement to the contrary, the Asset Manager shall at all times be subject to any applicable restrictions and conditions regarding the activities of the Property LP and/or the Subsidiaries set forth in the Governing Documents of the Company, the Property LP and/or any Subsidiary, including, without limitation, prior to the Fortis Stepdown Date, all restrictions and conditions on the authority of the Fortis General Partner to cause the Property LP to act or to refrain from acting pursuant to the terms of the LPA (which restrictions and conditions on the authority of the Fortis General Partner shall be deemed to apply, mutatis mutandis, to the Asset Manager). Following the Fortis Stepdown Date, the Asset Manager will at all times remain subject to the supervision of the REIT General Partner.
Notwithstanding any inference in the above or otherwise, the Asset Manager shall expressly not be required to provide (i) any construction management or oversight services that would customarily be provided by a third party construction manager for a fee (or by a property manager but for an additional and separate fee (other than its property management fee)), and (ii) any leasing agent or broker services that would customarily be provided by a third party leasing agent or broker for a fee (or by a property manager but for an additional and separate fee (other than its property management fee)). In the event that the Property LP elects to request that the Asset Manager provide any of the foregoing services, then the General Partners and the Asset Manager shall agree in writing the extent of such additional services and the additional fee, if any, that the Asset Manager shall be entitled to in connection therewith.
(c)    The Asset Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Property LP and the Subsidiaries to provide property management, leasing and other services to the A‑1 Series and the Subsidiaries in respect of the Property pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Property; provided that (i) any such agreements entered into with Affiliates of the Asset Manager shall be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm's-length basis, (ii) any such agreement, to the extent entered into with Affiliates of the Asset Manager, shall be subject to the REIT General Partner's prior approval and (iii) the Asset Manager shall remain liable for the performance of such Services.
(d)    In addition, to the extent that the Asset Manager deems necessary or advisable, the Asset Manager may, from time to time, propose to retain one or more additional entities for the provision of supporting services to the Asset Manager in order to enable the Asset Manager to provide the Services to the Property LP and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Property LP and the Subsidiaries, and (ii) to the extent entered into with Affiliates of the Asset Manager, shall be approved by the REIT General Partner.
(e)    The Asset Manager may retain, for and on behalf and at the sole cost and expense of the Property LP and the Subsidiaries, such services of legal counsel, accountants, auditors, appraisers, insurers, brokers, developers, due diligence firms, banks and other lenders and others as the Asset Manager deems necessary or advisable in connection with the management and administrative functions of the Property. The Asset Manager shall have the right to cause any such services to be rendered by its personnel or, subject to the REIT General Partner's prior approval, its Affiliates. Except as otherwise provided herein, the Property LP and the Subsidiaries shall pay or reimburse the Asset Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 7 of this Agreement, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.
(f)    As frequently as the Asset Manager may deem necessary or advisable, or at the direction of the General Partners, the Asset Manager shall, at the sole cost and expense of the Property LP and the Subsidiaries, prepare, or cause to be prepared, with respect to the Property, reports and other information with respect to the Property as may be reasonably requested by the General Partners.
(g)    Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Property LP to have been required as a direct result of the Asset Manager's acts or omissions which result in the right of the Property LP and the Subsidiaries to terminate this Agreement pursuant to Section 13 of this Agreement, the Asset Manager shall not be required to expend money ("Excess Funds") in connection with any expenses that are required to be paid for or reimbursed by the Property LP and the Subsidiaries pursuant to Section 7 in excess of that contained in any applicable Property LP Account or otherwise made available by the Property LP and the Subsidiaries to be expended by the Asset Manager hereunder; provided that for the avoidance of doubt, nothing herein contained shall obligate the Asset Manager to advance its own funds on behalf of Property LP and the Subsidiaries.
(h)    In performing its duties under this Section 2, the Asset Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Asset Manager.
(i)    In connection with any agreements entered into by the Asset Manager in accordance with the terms of this Agreement and on behalf of and for the benefit of the Property LP and its Subsidiaries, the Property LP agrees to specifically assume in writing all obligations under all such agreements so entered into by the Asset Manager upon the termination of this Agreement and the Property LP shall indemnify, protect, save, defend and hold the Asset Manager and all of its affiliates, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys' fees and expenses, of every kind and nature whatsoever, resulting from, arising out of or in any way related to those agreements and which relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of the Asset Manager's misconduct, negligence, malfeasance or unlawful acts.
Section 3.    Bank Accounts. At the direction of the General Partners, the Asset Manager may establish and maintain one or more bank accounts in the name of the Property LP or any Subsidiary (any such account, a "Property LP Account"), and may collect and deposit funds into any such Property LP Account or Property LP Accounts, and disburse funds from any such Property LP Account or Property LP Accounts, under such terms and conditions as the General Partners may approve; and the Asset Manager shall from time to time render appropriate accountings of such collections and payments to the General Partners and, upon request, to the auditors of the Company, the A‑1 Series or any subsidiary of the A-1 Series (including the Property LP and the Subsidiaries). The Property LP expressly authorizes the Asset Manager to maintain a reasonable minimum balance (in accordance with the approved budgets) in the Property LP Account.
Section 4.    Records; Confidentiality. The Asset Manager shall maintain appropriate books of accounts and records relating to the Services, and such books of account and records shall be accessible for inspection by representatives of the Administrative Agent, the General Partners, the Property LP or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Asset Manager shall keep confidential any and all information obtained in connection with the Services and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the General Partners; (ii) to legal counsel, accountants and other professional advisors engaged to provide services to the Administrative Agent, the Asset Manager, the Property LP or the Subsidiaries in connection the business of the Property LP and its Subsidiaries; (iii) to appraisers, financing sources and others in the ordinary course of the Administrative Agent, the Asset Manager, the Property LP's or the Subsidiaries' Property-related business; (iv) to governmental officials having jurisdiction over the Administrative Agent, the Asset Manager, the General Partners, the Property LP or any Subsidiary; (v) in connection with any governmental or regulatory filings of the General Partners, the Property LP or any Subsidiary; (vi) as required by law or legal process to which the Asset Manager or any Person to whom disclosure is permitted hereunder is a party; (vii) to the extent such information is otherwise publicly available or (viii) to tenants or prospective tenants in accordance with any leases and/or in connection with the leasing of the Property; provided such tenants or prospective tenants agree to keep such information confidential. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Asset Manager not resulting from the Asset Manager's violation of this Section 4. The provisions of this Section 4 shall survive the expiration or earlier termination of this Agreement for a period of one year.
Section 5.    Obligations of Asset Manager; Restrictions.
(a)    Subject in all events to the availability of funds, and the reimbursement obligations set forth herein, the Asset Manager may take such action as it deems necessary or appropriate with regard to the protection of the Property.
(b)    The Asset Manager shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely and materially affect the status of the A‑1 Series as a REIT under the Code, (ii) would adversely and materially affect the status of the Company or any subsidiary of the A-1 Series (including the Property LP and the Subsidiaries) as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the General Partners, the Property LP or any Subsidiary or that would otherwise not be permitted by the Governing Instruments of the Property LP or the Subsidiaries or by Section 3.2(g) of the LLCA. If the Asset Manager is ordered to take any such action by the General Partners, the Asset Manager shall promptly notify the General Partners of the Asset Manager's judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or such Governing Instruments. Notwithstanding the foregoing, the Asset Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Asset Manager and any Person providing supporting services to the Asset Manager shall not be liable to the Property LP or any Subsidiary, the General Partners, or the Property LP's or any Subsidiary's shareholders, members or partners, for any act or omission by the Asset Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 9 of this Agreement.
(c)    The Asset Manager shall at all times during the term of this Agreement maintain "errors and omissions" insurance coverage and other insurance coverage which is customarily carried by asset managers performing functions similar to those of the Asset Manager under this Agreement with respect to properties similar to the Property, in an amount which is comparable to that customarily maintained by other asset managers of similar properties.
(d)    The Asset Manager acknowledges that the Company will be subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended. The Administrative Agent will be responsible for ensuring compliance with all such reporting requirements, including, without limitation, the preparation of the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and other Securities and Exchange Commission filings. For so long as the A-1 Series' investment in the Property LP is accounted for under the equity method, the Asset Manager will, at the cost and expense of the Property LP, cause the Property LP to provide the Administrative Agent with annual consolidated financial statements of the Property LP, audited by CohnReznick LLP or another nationally recognized firm of independent public accountants, within 60 days after the end of the Property LP's fiscal year for inclusion in such filings, and, to the extent required to be included in such filings, unaudited quarterly consolidated financial statements of the Property LP within 30 days after the end of each of the first three fiscal quarters of the Property LP's fiscal year. Such financial statements will be prepared in accordance with GAAP and the AICPA Code of Professional Conduct. Upon the A-1 Series' investment in the Property LP being consolidated in the A-1 Series' financial statements, the Asset Manager will cause the Property LP to provide requested information and reports to the Administrative Agent to enable the Administrative Agent to prepare the Company's and the A-1 Series' financial statements and the Company's Securities and Exchange Commission reports and filings, and the Asset Manager will otherwise assist the Company in satisfying any applicable requirements under the Sarbanes-Oxley Act of 2002.
(e)    The Asset Manager acknowledges that the A-1 Series presently qualifies and intends to continue to qualify at all times as a REIT and that the ability of the A-1 Series to qualify as a REIT will depend upon the nature of the Property LP's assets and operations.  Accordingly, notwithstanding anything to the contrary contained in this Agreement, the Asset Manager agrees that it shall use its good faith efforts to cause that the Property LP shall conduct its activities (including the business and activities of any Subsidiary) and otherwise operate the Property as if it were a REIT.  To this end, the Asset Manager agrees to use its good faith efforts to cause the Property LP and the Subsidiaries to be operated in such a manner that the Property LP, assuming the Property LP were a REIT, would satisfy the income and asset tests applicable to REITs and would not be subject to any taxes under Internal Revenue Code Section 857.
Section 6.    Compensation.
(a)    The Property LP shall be responsible for paying the Asset Manager the Quarterly Asset Management Fee quarterly in arrears commencing with the fiscal quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).
(b)    The Asset Manager shall compute each installment of the Quarterly Asset Management Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Asset Manager to calculate such installment shall thereafter promptly be delivered to the General Partners and, upon such delivery, payment of such installment of the Quarterly Asset Management Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery of such computations to the General Partners absent manifest error in the calculations. The Asset Manager shall be expressly authorized to withdraw from the Property LP Account the amount necessary to pay the Asset Manager the applicable Quarterly Asset Management Fee in accordance with this Section. Notwithstanding the foregoing:
(i)    prior to the Redemption Right Date, installments of the Quarterly Asset Management Fee payable in respect of a fiscal quarter shall accrue in arrears, but shall not be paid, unless and until the Property LP has distributed, in respect of any issued and outstanding OP Units held by the REIT General Partner, an amount of available cash generated by the Property LP during such fiscal quarter equal to or greater than (i) the Series A-1 Common REIT Share Preference Amount in respect of any prior quarters and (ii) the Series A-1 Common REIT Share Preference Amount in respect of the current quarter; and
(ii)    in the event that, following any fiscal quarter, the Property LP does not have sufficient funds to pay the entire accrued and unpaid Quarterly Administrative Services Fee to the Administrative Agent under the Administrative Services Agreement and the entire accrued and unpaid Quarterly Asset Management Fee to the Asset Manager hereunder, then any amounts that shall be paid by the Property LP in respect of such fees shall be paid, pro rata, based on the accrued and unpaid amounts of such fees as of the end of such quarter.
(c)    Following the completion of the A-1 Series' and the Property LP's audited financial statements each fiscal year, if it is determined that amounts paid to the Asset Manager in respect of the Quarterly Asset Management Fee during the preceding year exceed or are less than the proper amounts, the Asset Manager shall pay the Property LP the amount of any excess and the Property LP shall pay the Asset Manager the amount of any deficit.
Section 7.    Expenses.
(a)    The Property LP shall pay all of its expenses and shall reimburse the Asset Manager for documented expenses of the Asset Manager incurred on its behalf ("Expenses") excepting those expenses that are specifically the responsibility of the Asset Manager as set forth herein; provided, however, that expenses shall only be reimbursed (A) to the extent such expenses are reimbursable by the Tenant pursuant to the terms of the Lease, and (B) if an expense is not reimbursable by the Tenant then only to the extent that such expenses do not exceed $25,000 per year in the aggregate. Subject to the foregoing, reimbursable Expenses shall include, but not be limited to:
(i)    the actual cost of goods and services in respect of the Property used by the Property LP and any of the Subsidiaries, obtained from entities that are not Affiliates of the Asset Manager ;
(ii)    fees, costs and expenses of third party property managers performing property management and leasing services for the Property;
(iii)    costs associated with all required insurance;
(iv)    expenses related to the preparation, printing and mailing of Property-level reports required by governmental entities;
(v)    Property-level service expenses; and
(vi)    Property-level legal fees.
(b)    The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such Expenses have previously been incurred or are incurred in connection with such expiration or termination.
Section 8.    Calculation and Reimbursement of Expenses. The Asset Manager shall prepare a statement documenting the Expenses of the Property LP and the Subsidiaries and the Expenses incurred by the Asset Manager on behalf of the Property LP and the Subsidiaries during each month, and shall deliver such statement to the Property LP within 45 days after the end of each month. To the extent not otherwise paid directly by the Property LP and its Subsidiaries, reimbursable Expenses incurred by the Asset Manager on behalf of the Property LP and the Subsidiaries shall be reimbursed by the Property LP to the Asset Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Asset Manager against amounts due to the Property LP and the Subsidiaries. The Asset Manager shall be expressly authorized to withdraw from the Property LP Account the amount necessary to pay or reimburse Asset Manager for all reimbursable Expenses hereunder. For the avoidance of doubt, the parties hereto acknowledge and agree that nothing herein shall contained shall obligate Asset Manager to advance its own funds on behalf of the Property LP and its Subsidiaries. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
Section 9.    Limits of Asset Manager Responsibility; Indemnification; Insurance.
(a)    The Asset Manager assumes no responsibility under this Agreement other than to render the Services and shall not be responsible for any action of the General Partners in following or declining to follow any advice or recommendations of the Asset Manager, including as set forth in Section 5(b) of this Agreement. The Asset Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Asset Manager and any of such Person's officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing supporting services to the Asset Manager (each an "Asset Manager Indemnified Party") will not be liable to the Property LP or any Subsidiary, to the General Partners, or the Property LP's or any Subsidiary's shareholders, members or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except the Asset Manager shall be liable for acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Asset Manager's duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Property LP shall to the full extent lawful, reimburse, indemnify and hold each Asset Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from any acts or omissions of such Asset Manager Indemnified Party made in good faith in the performance of the Asset Manager's duties under this Agreement, or otherwise arising as result of or in connection with the Asset Manager's engagement hereunder, except to the extent such expenses, losses, damages, liabilities, demands, charges and claims arise from such Asset Manager Indemnified Party's bad faith, willful misconduct, gross negligence or reckless disregard of the Asset Manager's duties under this Agreement or claims by the Asset Manager's employees relating to the terms and conditions of their employment by the Asset Manager.
(b)    The Asset Manager shall, to the full extent lawful, reimburse, indemnify and hold the Property LP, any Subsidiary, the General Partners, the shareholders, members and partners of Property LP and any Subsidiary and each other Person, if any, controlling the Property LP (each, a "Property LP Indemnified Party") harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys' fees) in respect of or arising from the Asset Manager's bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.
(c)    An Indemnitee will promptly notify the party against whom indemnity is claimed (the "Indemnitor") of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor's counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.
(d)    The Property LP agrees to procure and pay for, at its own expense, or to require the Asset Manager to procure at the Property LP’s expense, public liability insurance, fire and extended coverage insurance, burglary and theft insurance, rental interruption insurance, flood insurance (if appropriate) and boiler insurance (if appropriate) naming the Property LP, the Administrative Agent and the Asset Manager as insured parties and adequate to protect their respective interests and in form, substance, and amounts reasonably satisfactory to the Asset Manager, and to furnish to the Administrative Agent and the Asset Manager certificates and policies evidencing the existence of this insurance. The premiums for all insurance maintained by the Property LP shall be paid by either the Property LP directly or, provided sufficient Property LP funds are available, by the Asset Manager from the Property LP Account. All insurance policies shall provide that the Asset Manager shall receive thirty (30) days' written notice prior to cancellation of the policy.
Section 10.    No Joint Venture. Nothing in this Agreement shall be construed to make the Property LP and the Asset Manager partners or joint venturers or impose any liability as such on any of them.
Section 11.    Term; Termination.
(a)    Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the Initial Term Expiration Date (the "Initial Term") and shall be automatically renewed for a one-year term each anniversary date thereafter (a "Renewal Term").
(b)    Following the Initial Term, the Property LP may terminate this Agreement effective upon 30 days' prior written notice of termination from the REIT General Partner to the Asset Manager. At any time from and after the date hereof, the Asset Manager may terminate this Agreement effective upon 30 days' prior written notice of termination to the Property LP.
(c)    In the event of a Property Sale, this Agreement shall terminate. In the event of a Redemption, the Asset Manager may terminate this Agreement, with such termination deemed to have occurred upon the consummation of such redemption.
(d)    If this Agreement is terminated pursuant to this Section 11 or Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 4, Section 7 and Section 8 of this Agreement. In addition, Section 9 and Section 19 of this Agreement shall survive termination of this Agreement.
Section 12.    Assignment.
(a)    Except as set forth in Section 12(b) of this Agreement, this Agreement may not be assigned, in whole or in part, by the Asset Manager, unless such assignment is consented to in writing by the Property LP with the approval of the REIT General Partner. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Asset Manager is bound. In addition, the assignee shall execute and deliver to the Property LP a counterpart of this Agreement naming such assignee as Asset Manager. This Agreement shall not be assigned by the Property LP without the prior written consent of the Asset Manager, except in the case of assignment by the Property LP to another entity which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Property LP, in which case such successor entity shall be bound under this Agreement and by the terms of such assignment in the same manner as the Property LP is bound under this Agreement.
(b)    Notwithstanding Section 12(a) of this Agreement, the Asset Manager may subcontract and assign any or all of its responsibilities under Section 2(d) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and, to the extent the prior approval of the REIT General Partner is not otherwise required in connection with such assignment or subcontracting, the Property LP hereby consents to any such assignment and subcontracting. In addition, provided that the Asset Manager provides prior written notice to the Property LP for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Asset Manager under this Agreement. In addition, the Asset Manager may assign this Agreement to any of its Affiliates with the approval of the REIT General Partner. In addition, the Asset Manager may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the REIT General Partner.
Section 13.    Termination for Cause. The Property LP may terminate this Agreement effective upon 30 days' prior written notice of termination from the REIT General Partner to the Asset Manager if (i) the Asset Manager or its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30‑day period, unless (a) such material breach, by its nature, is not capable of being cured within such 30-day period and (b) within such 30-day period, the Asset Manager commences to cure such material breach and thereafter diligently pursues the cure of such material breach and (c) the Asset Manager causes such material breach to be cured within a reasonable period of time (which shall not be less than 60 days) thereafter, (ii) the Asset Manager engages in any act resulting in a finding or conviction (or guilty plea or plea of no contest) of fraud, misappropriation of funds, or embezzlement against the Property LP or any Subsidiaries, (iii) there is an event of any gross negligence on the part of the Asset Manager in the performance of its duties under this Agreement (provided that, if such act capable of being cured, the Asset Manager may cure such act within a period of 30 days after written notice thereof), (iv) there is a commencement of any proceeding relating to the Asset Manager's Bankruptcy and such proceeding is not dismissed within 30 days, (v) the Asset Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Asset Manager; provided, however, that unsatisfactory financial performance of the Property shall in no event constitute Cause under this Agreement, provided, further, that notwithstanding the foregoing provisions of this Section, if any conduct specified in clause (i), (ii) or (iii) is committed by any individual other than any senior executive, the Property LP shall have no right to exercise such termination right if the Asset Manager immediately terminates or causes the termination of such individual from employments and makes the Property LP and its Subsidiaries whole from the actual financial loss resulting from such conduct. Notwithstanding the foregoing, the Property LP shall not be entitled to terminate this Agreement under this Section unless the Existing Loan Guarantors have been released from their obligations under the Existing Loan Guaranty, exclusive of the obligations described in the last paragraph of section 1.2 of the Existing Loan Guaranty.
Section 14.    Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Section 11 or Section 13 of this Agreement, the Asset Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Asset Manager shall forthwith:
(a)    after deducting any accrued compensation and reimbursement for its Expenses to which it is then entitled, pay over to the Property LP or a Subsidiary all money collected and held for the account of the Property LP or a Subsidiary pursuant to this Agreement;
(b)    deliver to the REIT General Partner a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the General Partners with respect to the Property LP or a Subsidiary; and
(c)    deliver to the REIT General Partner all property and documents of the Property LP or any Subsidiary then in the custody of the Asset Manager.
Section 15.    Release of Money or Other Property Upon Written Request. The Asset Manager agrees that any money or other property of the Property LP or any Subsidiary held by the Asset Manager under this Agreement shall be held by the Asset Manager as custodian for the Property LP or Subsidiary, and the Asset Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Property LP or such Subsidiary. Upon the receipt by the Asset Manager of a written request signed by the REIT General Partner and the Fortis General Partner requesting the Asset Manager to release to the Property LP or any Subsidiary any money or other property then held by the Asset Manager for the account of the Property LP or any Subsidiary under this Agreement, the Asset Manager shall release such money or other property to the Property LP or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Asset Manager shall not be liable to the Property LP, any Subsidiary, the General Partners, or the Property LP's or a Subsidiary's members, shareholders or partners or their respective Affiliates for any acts performed or omissions to act by the Property LP or any Subsidiary in connection with the money or other property released to the Property LP or any Subsidiary in accordance with the second sentence of this Section 15. The Property LP and any other Subsidiary shall, jointly and severally, indemnify the Asset Manager and its officers, directors, personnel, agents, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Asset Manager's release of such money or other property to the Property LP or any Subsidiary in accordance with the terms of this Section 15. Indemnification pursuant to this provision shall be in addition to any right of the Asset Manager Indemnified Parties to indemnification under Section 9 of this Agreement.
Section 16.    Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
Section 17.    Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
(a)    If to the Property LP:
ETRE Property A‑1, L.P.
44 Wall Street
New York, New York 10005
Tel (212) 596-7225
with a copy to:
Jay L. Bernstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
(212) 878-8527 (tele.)
(212) 878-8375 (fax)
(b)    If to the Asset Manager:
FPG Lincoln Manager, LLC
45 Main Street
Suite 800
Brooklyn, New York 11201
(718) 907-_____ (tele.)
(718) ___________ (fax) [●]

with a copy to:
Naftali A. Weg
DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209
(410) 580-4192 (tele.)
(410) 580-3639 (fax)
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.
Section 18.    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
Section 19.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.
Section 20.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.
Section 21.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
Section 22.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
Section 23.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
Section 24.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 25.    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
Section 26.    Effect of Fortis Stepdown Date. After the occurrence of the Fortis Stepdown Date, the REIT General Partner shall have the sole authority to unilaterally take all actions generally described in this Agreement as actions to be taken by, requiring the consent of, or under the authority of, the General Partners, the Fortis General Partner or the REIT General Partner.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ETRE PROPERTY A‑1, L.P., a Delaware limited partnership
By: Series A-1 of ETRE REIT, LLC, its general partner

By:
    Name: Paul Frischer
    Title: Authorized Person

FPG LINCOLN MANAGER, LLC, a Delaware limited liability company

By:
    Name:
    Title: